Ex 99.1
                                        News
                                        Release

                Vectren Corporation
                One Vectren Square
                Evansville, IN 47708
July 26, 2005

FOR IMMEDIATE RELEASE

Media contact: Mike Roeder 812-491-4143 or mroeder@vectren.com
Investor contact: Steve Schein 812-491-4209 or sschein@vectren.com

Vectren seeks approval of agreement to
mitigate temperature impacts on customer bills

Indianapolis, Ind. - Vectren Energy Delivery of Indiana, Inc. (Vectren: NYSE: VVC) and the Indiana Office of Utility Consumer Counselor have entered into a settlement agreement filed today with the Indiana Utility Regulatory Commission (IURC) for a billing mechanism, which will help mitigate the impact of weather on customers’ bills for Vectren’s Indiana gas customers.

“This mechanism brings a better answer to both our customers and investors,” said Vectren Executive Vice President and Chief Financial Officer Jerome A. Benkert, Jr. “Although many other states have approved similar mechanisms, this filing represents the first time Indiana customers may see this improved rate design.”

Using normal temperatures as reported by the National Oceanic and Atmospheric Administration (NOAA), the normal temperature adjustment (NTA) mechanism will adjust the distribution charge for each customer’s bill to reflect normal weather. The NTA mechanism will compare the actual weather incurred during the months of October-April for each individual customer to the normal weather as reported by NOAA. Individual customer distribution charges then will be adjusted on a real-time basis to reflect normal weather. Each customer’s account will continue to be billed for actual gas consumption using the approved gas cost recovery rate authorized by the IURC.

The mechanism will mitigate the swings in distribution charges created by fluctuations in weather by lowering customer bills when weather is colder than normal and increasing customer bills when weather is warmer than normal. This process adjusts rates back to their approved level and over time should be cost neutral to the customer and earnings neutral to Vectren. If approved by the IURC, the NTA will be implemented in October 2005.

“In light of Vectren’s recent rate cases, the NTA proposal makes sense for consumers and the utilities,” said Indiana Utility Consumer Counselor Susan L. Macey. “As part of the process, the OUCC was able to negotiate other consumer-friendly terms, including a $1.5 million contribution to low income heating assistance and procedural safeguards to ensure the NTA mechanism works as the parties envision.”

Vectren’s distribution charges represent between 25 and 30 cents of every dollar paid by customers for their gas service. These "non-gas" costs are incurred to build, operate and maintain the pipes, other equipment and systems that are used to deliver gas across Vectren’s system to its customers. The remaining 70 to 75 cents of each dollar represents the cost of the gas used by customers. Gas is purchased on the competitive wholesale market by Vectren on behalf of its customers, and its actions are subject to quarterly regulatory scrutiny under the state's Gas Cost Adjustment (GCA) procedures to ensure its purchasing actions are reasonable. Vectren utilizes a portfolio approach to purchase gas to reduce price volatility.

“We continue working through our industry associations and with Congress to pass an energy bill that may provide long-term relief to natural gas prices. Meanwhile, the NTA complements other existing programs such as our gas acquisition strategy of purchasing a portfolio of different gas products and using hedging strategies to help mitigate commodity cost volatility,” Benkert said.

Vectren pledged in the settlement to contribute $125,000 per month, or $1.5 million annually, to the Universal Service Fund (USF) program to reduce future USF rider charges. This program has been providing assistance to low income customers by providing bill discounts.

About Vectren
Vectren Corporation is an energy and applied technology holding company headquartered in Evansville, Indiana. Vectren's energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales; and utility infrastructure services. To learn more about Vectren, visit http://www.vectren.com.